SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	August 11, 2006
W.W. Grainger, Inc.
(Exact Name of Registrant as Specified in its Charter)
Illinois
(State or Other Jurisdiction of Incorporation)
1-5684	36-1150280
(Commission File Number)	(I.R.S. Employer Identification No.)
100 Grainger Parkway, Lake Forest, Illinois	60045-5201
(Address of Principal Executive Offices)	(Zip Code)
(847) 535-1000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry into a Material Definitive Agreement.

On August 11, 2006, W.W. Grainger, Inc. (the "Company") entered into a Change in Control Employment Agreement with Y.C. Chen, the Company's Group President. Under the agreement, Mr. Chen would receive certain benefits if his employment terminated in specified circumstances following a "change in control" of the Company. These benefits include a lump-sum payment equal, in general terms, to three times his annual compensation.

The Company has previously entered into Change in Control Employment Agreements with all of its named executive officers and certain other key executives, including Mr. Chen. The new agreement entered into by Mr. Chen is substantially the same as his previous agreement, which the new agreement replaces, except that the previous agreement (i) provided for a multiple of two times annual compensation, rather than three, and (ii) lacked a provision, contained in the new agreement, under which Mr. Chen would receive benefits under the agreement if he terminated employment for any reason within the 30-day period following the first anniversary of a "change in control."

The Company's Change in Control Employment Agreements are described in more detail on page 20 of the Company's Proxy Statement dated March 24, 2006, which description is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

As described above, the Change in Control Employment Agreement entered into between the Company and Mr. Chen replaced an earlier Change in Control Employment Agreement, entered into between the Company and Mr. Chen on August 26, 2002. That earlier agreement was accordingly terminated, effective August 11, 2006.

Item 7.01.  Regulation FD Disclosure.

On August 14, 2006 the Company issued a monthly "Grainger Update" in which, among other things, the Company repeated its projected earnings per share of $4.00 to $4.15 for 2006. A copy of the "Grainger Update" is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits (numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Document Description

99	"Grainger Update" issued by the Company on August 14, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W.W. GRAINGER, INC.

Dated: August 14, 2006	By:	/s/ John L. Howard
John L. Howard
Senior Vice President and
General Counsel

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